Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Kennedy-Wilson Holdings, Inc.:

We consent to the use of our report dated March 12, 2013, except as to note 2 “Distributions from Unconsolidated Real Estate Joint Ventures”, note 23, and note 25, which are as of November 1, 2013, with respect to the consolidated balance sheets of Kennedy-Wilson Holdings, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2012, the financial statement schedules III and IV, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated by reference herein in the Current Report on Form 8-K of Kennedy-Wilson Holdings, Inc. dated November 1, 2013 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

November 1, 2013